Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-257686

Prospectus Supplement No. 5
(To Prospectus dated July 12, 2021)

PROSPECTUS FOR
118,770,425 SHARES OF COMMON STOCK AND
12,780,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK

AND

33,480,000 SHARES OF COMMON STOCK UNDERLYING WARRANTS
OF
TALKSPACE, INC.

This prospectus supplement updates, amends and supplements the prospectus dated July 12, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-257686). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Report on Form 8-K filed with the SEC on November 24, 2021, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Talkspace, Inc.’s common stock and warrants are quoted on the Nasdaq Global Select Market under the symbols “TALK” and “TALKW,” respectively. On November 24, 2021, the closing prices of our common stock and warrants were $2.20 and $0.34, respectively.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS, ON PAGE 33 OF OUR QUARTERLY REPORT ON 10-Q FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2021 (ATTACHED TO PROSPECTUS SUPPLEMENT NO. 2 TO THE PROSPECTUS FILED ON AUGUST 9, 2021) AND ON PAGE 37 OF OUR QUARTERLY REPORT ON 10-Q FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2021 (ATTACHED TO PROSPECTUS SUPPLEMENT NO. 3 TO THE PROSPECTUS FILED ON NOVEMBER 16, 2021).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 24, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 22, 2021

Talkspace, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39314	84-4636604
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Address Not Applicable		Address Not Applicable
(Address of principal executive offices)		(Zip Code)

(212) 284-7206

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	TALK	Nasdaq Global Select Market
Warrants to purchase common stock	TALKW	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2021, Talkspace, Inc. (the “Company”) announced the resignation of Mark Hirschhorn, President and Chief Operating Officer, effective immediately. Mr. Hirschhorn’s duties and responsibilities will be assumed by the Company’s executive leadership team.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Talkspace, Inc.

Date:	November 24, 2021	By:	/s/ Jennifer Fulk
Chief Financial Officer